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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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

(In thousands, except per share data)

                                                   Three Months Ended
                                                        March 31
                                                  -------------------
                                                      1995       1994
                                                  --------    -------
Primary:
  Average shares outstanding                       116,612     114,571
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options                        752         893
                                                  --------    --------
    Primary average shares                         117,364     115,464
                                                  ========    ========

Net income                                        $100,022    $ 90,863
                                                  --------    --------
Primary net income per share                         $0.85       $0.79

Fully diluted:
  Average shares outstanding                       116,612     114,571
  Common stock equivalents:
    Net effect of the assumed
      exercise of stock options                        806         893
                                                  --------    --------
    Fully diluted average shares                   117,418     115,464
                                                  ========    ========

Net income                                        $100,022    $ 90,863
                                                  ========    ========
Fully diluted net income
  per share                                          $0.85       $0.79

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